                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          YANKEE ENERGY SYSTEM, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

Insert YankeeEnergy logo
Insert page numbers

YANKEE ENERGY SYSTEM, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JANUARY 29, 1999


                                                                     Meriden, CT
                                                               December 18, 1998

To the Shareholders:

     The Annual Meeting of Shareholders of Yankee Energy System, Inc., a Connecticut corporation, will be held at the Ramada Plaza Hotel and Conference Center, 275 Research Parkway, Meriden, Connecticut (see map on back cover) on Friday, January 29, 1999 at 10:30 a.m. for the following purposes:

1. To elect two directors for terms to expire at the 2002 Annual Meeting of Shareholders;

2. To ratify the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ending September 30, 1999; and

3.   To transact any other business which may properly come before the meeting.

     Only shareholders of record at the close of business on December 7, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.


                              By Order of the Board of Directors,



                              Mary J. Healey
                              Vice President, General Counsel and Secretary

                                PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Yankee Energy System, Inc. ("Yankee Energy" or the "Company") in connection with the solicitation of proxies on behalf of the Yankee Energy Board of Directors (the "Board") to be voted at the Annual Meeting of Shareholders on January 29, 1999 and at any adjournment(s) thereof (the "1999 Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice"). This Proxy Statement, the Notice, the related proxy card and the 1998 Annual Report to Shareholders are being mailed to shareholders beginning on or about December 18, 1998. Yankee Energy's principal place of business is 599 Research Parkway, Meriden, Connecticut 06450-1030.

PROXIES

     The proxies named on the enclosed proxy card were appointed by the Board to vote the shares represented by the proxy card. Upon receipt by the Company of a properly signed and dated proxy card, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, those shares so represented cannot be voted by proxy. Shareholders are urged to mark the boxes on the proxy card to show how their shares are to be voted.

     If a shareholder returns a signed proxy card without marking the boxes, the shares represented by the proxy card will be voted for the election of directors and in favor of the other proposal set forth in the Notice. The proxy card also confers discretionary authority on the proxies to vote on any other matter not currently known to management that may properly come before the meeting.

     Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (i) upon receipt by the Company before the proxy is voted of a duly executed proxy bearing a later date, (ii) by written notice of revocation to the Secretary of the Company received before the proxy is voted or (iii) by such person(s) voting in person at the 1999 Annual Meeting.

VOTING STOCK

     The record date for the determination of shareholders entitled to notice of and to vote at the 1999 Annual Meeting was the close of business on December 7, 1998. On such date there were 10,583,887 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum at the 1999 Annual Meeting. Votes will be totaled at the 1999 Annual Meeting by two inspectors of election appointed by the Board.

OWNERSHIP OF VOTING STOCK BY MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of December 7, 1998 by (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table, and (iii) all current directors and executive officers as a group. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

    NAME OF                                                                    SHARES BENEFICIALLY
BENEFICIAL OWNER                                                                    OWNED (1)
----------------                                                               --------------------
Michael E. Bielonko (2).................................................              2,144
Sanford Cloud, Jr.......................................................              1,930
Charles E. Gooley (3)...................................................             30,275
J. Kingsley Fink........................................................              1,955
Eileen S. Kraus.........................................................              2,736
Steven P. Laden (4).....................................................              2,587
Emery G. Olcott.........................................................              5,287
Ellen J. Quinn (5)......................................................              6,933
John J. Rando...........................................................                222
James M. Sepanski (6)...................................................              8,663
Branko Terzic (7).......................................................             35,477
Patricia M. Worthy......................................................                450
Current Directors and Executive Officers As a Group (12 persons)(8).....             74,880

_________________________

(1) As of December 7, 1998, each of the directors and executive officers identified above and all current directors and executive officers of the Company as a group beneficially owned less than one percent of the outstanding Common Stock of the Company. The number of shares shown includes 450 shares of restricted stock held by each of Ms. Kraus and Ms. Worthy, 300 shares of restricted stock held by Mr. Olcott, and 150 shares of restricted stock held by each of Mr. Cloud and Mr. Rando granted under the Company's Non-Employee Directors' Stock Compensation Plan, which shares had not vested by December 7, 1998. The number of shares shown also includes 17,500 shares of restricted stock held by Mr. Gooley, 1,955 shares of restricted stock held by Mr. Fink, 370 shares of restricted stock held by Mr. Laden, 1,200 shares of restricted stock held by Ms. Quinn, and 6,139 shares of restricted stock held by Mr. Sepanski granted under the Company's 1991 and 1996 Long-Term Incentive Compensation Plans, which shares had not vested by December 7, 1998. Pursuant to the terms of each plan, such individuals have the power to vote and receive dividends with respect to such shares but do not have dispositive power with respect to such shares until such shares are vested.
(2)  Includes 150 shares owned by Mr. Bielonko's children.
(3) Includes 10,740 shares issuable upon exercise of options that are exercisable within 60 days of December 7, 1998.
(4) Includes 100 shares owned by Mr. Laden's spouse and 380 shares issuable upon exercise of currently exercisable options.
(5) Includes 4,180 shares issuable upon exercise of options that are exercisable within 60 days of December 7, 1998.
(6) Includes 220 shares issuable upon exercise of currently exercisable options.
(7) Includes 30,500 shares issuable upon exercise of currently exercisable options.
(8) Includes an aggregate of 29,057 shares of non-vested restricted stock held by current directors and executive officers and an aggregate of 24,740 shares issuable upon exercise of options that are exercisable within 60 days of December 7, 1998 held by executive officers.

     The above shares do not include amounts that have been credited to participating directors' stock unit accounts under the Company's Non-Employee Director Deferred Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the fiscal year ended September 30, 1998, all such reports were timely filed, except (i) a Form 4 for Michael E. Bielonko reporting the partial exercise of an option and the subsequent sale of the underlying shares, and (ii) a Form 5 for
J. Kingsley Fink reporting the grant of an option, were filed late.

1.   ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the directors of the Company shall be divided into three classes, as nearly equal in number as possible, with each class having a three-year term. The Board, pursuant to the Company's Restated Certificate of Incorporation, has fixed the number of directorships at six. The Board has nominated Sanford Cloud, Jr. and John J. Rando for election to serve as directors of the Company until the 2002 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified. Proxies may not be voted for a greater number of persons than the number of nominees named. Each nominee is currently a director of the Company. In the event either of the nominees becomes unavailable for election to the Board, an event which the Board does not expect, the shares represented by a proxy may be voted for a substitute nominee to be designated by the Board or a committee thereof, unless the proxy withholds authority to vote for all nominees.

     If a quorum is present at the 1999 Annual Meeting, the election of directors will require the affirmative vote of a plurality of the votes cast by the shares of Common Stock of the Company entitled to vote. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against any nominee for director.

     Effective September 22, 1998, Frederick M. Lowther resigned as a director of the Company in connection with his acceptance of the position of general counsel with another energy company. Mr. Lowther had served as a director since 1992 and was a member of the Board's Organization and Compensation Committee and Committee on Board Affairs. The Board and the Company extend their gratitude to Mr. Lowther for his years of service as a valued member of the Board.

     In addition, in September 1998, Emery G. Olcott was appointed Chairman of the Board and will receive an annual retainer of $30,000 for his services as Chairman.

     The following information relates to the nominees named above and to the other directors of the Company whose terms will continue after the 1999 Annual Meeting.

NOMINEES FOR TERMS EXPIRING IN 2002

                               PRINCIPAL OCCUPATION AND OTHER INFORMATION
                         -------------------------------------------------------

Photo insert of          President and Chief Executive Officer of The National
Sanford Cloud, Jr.       Conference for Community and Sanford Cloud, Jr.
                         Justice, Inc., New York, New York, since April 1994.
                         Previously, he was a partner in the law firm of Robinson and Cole, Hartford, Connecticut from January
                         1993 until March 1994 and Vice President of Aetna Life and Casualty Co. from December 1986 until December
                         1992. Mr. Cloud is a director of The Advest Group, Inc.
                         and Tenet Healthcare Corp. He also serves as Chairman of The Children's Fund of Connecticut.

Sanford Cloud, Jr.
      Age 54
Director since 1995

                         -------------------------------------------------------

                         Senior Vice President and Group General Manager
                         Worldwide Services of Compaq Computer Corporation since
                         June 1998. Previously, Mr. Rando served as Senior Vice
                         President and General Manager of Worldwide Services for
                         Digital Equipment Corporation where he was employed
Photo insert of          from November 1976 to June 1998.
John J. Rando


John J. Rando
    Age 46
Director since 1997

                         -------------------------------------------------------

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THESE NOMINEES

OTHER DIRECTORS TERMS EXPIRING IN  2000

                               PRINCIPAL OCCUPATION AND OTHER INFORMATION
                         -------------------------------------------------------

Insert photo of          President and Chief Executive Officer of Yankee Energy,
Charles E. Gooley        and Chairman, President and Charles E. Gooley Chief
                         Executive Officer of its direct subsidiaries since
                         September 1998, and President of Yankee Gas Services
                         Company since May 1997. Previously, he served as Executive Vice President of Yankee Energy and its direct subsidiaries from July 1994 to September 1998, and as Vice President, General Counsel and Assistant
                         Secretary of the Company from July 1989 to July 1994.
                         He is a director of The University of Connecticut
                         Foundation, Inc., the New England Gas Association (Vice
                         Chair), the National Conference for Community and
                         Justice, Greater Hartford Region (Vice Chair), and the
                         Connecticut Alliance for Arts Education. He is a former director of Connecticut Water Service, Inc. and its subsidiary, Connecticut Water Company. He is also a trustee of the Hartford Seminary.

Charles E. Gooley
      Age 45
Director since September 1998

                         -------------------------------------------------------

Photo insert of          Chairman, President and Chief Executive Officer
Emery G. Olcott          of Packard BioScience Company (f/k/a Emery G. Olcott
                         Canberra Industries, Inc.) since 1971. Packard is a manufacturer and distributor of analytical instruments and chemicals. He is a trustee of the Loomis Chaffee
                         School in Windsor, Connecticut.

Emery G. Olcott
     Age 60
Director since 1989

                         -------------------------------------------------------

OTHER DIRECTORS TERMS EXPIRING IN  2001

                               PRINCIPAL OCCUPATION AND OTHER INFORMATION
                         -------------------------------------------------------

Photo insert of          Chairman, Connecticut, Fleet National Bank since
Eileen S. Kraus          December 1, 1995. Previously, she was Eileen S. Kraus
                         President of Shawmut Bank Connecticut, N.A. and Vice
                         Chairman of Shawmut National Corporation from September
                         1992 until December 1, 1995, Vice Chairman, Consumer
                         Banking and Marketing Groups of predecessor banks from 1990 to 1992, and Executive Vice President of predecessor banks from 1987 to 1990. She is a director of Best Foods, Kaman Corporation and The Stanley Works.
                         She is a trustee of Mount Holyoke College, a trustee and executive committee member of Kingswood-Oxford
                         School and vice president of Horace Bushnell Memorial
                         Hall.

Eileen S. Kraus
     Age 60
Director since 1990

                         -------------------------------------------------------

Photo insert of          Professor, Howard University School of Law since 1992.
Patricia M. Worthy       Previously, she served as Chief Patricia M. Worthy of
                         Staff and Legal Counsel to Mayor Sharon Pratt Kelly of
                         Washington, D.C. from 1991 to 1992 and was Commissioner, District of Columbia Public Service
                         Commission from 1980 to 1983, and then served as Chairman of the Commission from 1983 to 1991. She serves as Chairman of the District of Columbia Judicial
                         Nomination Commission.

Patricia M. Worthy
      Age 54
Director Since 1996

                         -------------------------------------------------------

BOARD COMMITTEES AND MEETINGS

     Standing committees of the Board include the Executive Committee, the Audit Committee, the Finance Committee, the Organization and Compensation Committee and the Committee on Board Affairs.

     The Executive Committee is currently composed of Emery G. Olcott (Chair), Charles E. Gooley and Eileen S. Kraus. During fiscal 1998, the Executive Committee consisted of Mr. Olcott, Ms. Kraus and Branko Terzic (Chair). The Executive Committee has certain powers and authority of the Board in the management and control of the business of the Company between meetings of the Board. The Executive Committee did not meet during fiscal 1998.

     The Audit Committee is currently composed of Patricia M. Worthy (Chair), Sanford Cloud, Jr., Eileen S. Kraus and John J. Rando. The Audit Committee oversees the Company's internal accounting controls, recommends to the Board the appointment of a firm of certified public accountants to conduct the annual audit of the Company's financial statements, reviews reports from the independent auditors and makes such recommendations to the Board as it deems appropriate. The Audit Committee met three times during fiscal 1998.

     The Finance Committee is currently composed of Sanford Cloud, Jr. (Chair), Patricia M. Worthy and John J. Rando. The Finance Committee met three times during fiscal 1998 to review the dividend policy and the financial plans and budgets of the Company in order to determine whether they are fiscally sound and consistent with the Company's overall business goals.

     The Organization and Compensation Committee is currently composed of Emery
G. Olcott (Chair) and Eileen S. Kraus. During fiscal 1998, Frederick M. Lowther also served on the Organization and Compensation Committee. The Organization and Compensation Committee is responsible for organization, succession and executive compensation and administers the Company's 1991 and 1996 Long-Term Incentive Compensation Plans, the Non-Employee Directors' Stock Compensation Plan and the Non-Employee Director Deferred Compensation Plan. The Organization and Compensation Committee met six times during fiscal 1998.

     The Committee on Board Affairs is currently composed of Eileen S. Kraus (Chair) and Emery G. Olcott. During fiscal 1998, Frederick M. Lowther also served on the Committee on Board Affairs. The Committee on Board Affairs recommends to the Board criteria for the selection of candidates for director, evaluates candidates and recommends nominees to fill vacancies on the Board and seeks input from all non-employee directors on Chief Executive Officer performance which forms the basis for a report to the Organization and Compensation Committee and a recommendation to the Board. The Committee on Board Affairs also reviews and makes recommendations to the Board on corporate governance practices and on the compensation program for all non-employee directors. The Committee on Board Affairs met once during fiscal 1998.

     The Board held seven meetings during the fiscal year ended September 30, 1998. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served.

DIRECTOR COMPENSATION

     In fiscal year 1998, non-employee directors received an annual retainer of $15,000, consisting of $10,000 in Common Stock of the Company and $5,000 in cash, each paid in equal installments on a quarterly basis in December, March, June and September. Board committee chairs received an additional annual cash retainer of $1,500. Non-employee directors also received $1,000 for each Board and committee meeting attended. Directors who are full-time employees of the Company or a subsidiary receive no additional compensation for services as a member of the Board or any committee of the Board.

     Under the Non-Employee Directors' Stock Compensation Plan, established in 1991 to promote ownership of the Company's Common Stock by members of the Board, each non-employee director, upon his or her election or reelection to the Board, receives an award of 450 restricted shares of the Company's Common Stock. One-third of such restricted shares of Common Stock vests each year at subsequent annual meetings of shareholders. The Board may make appropriate adjustments in share amounts in the event of any change in the Company's Common Stock, such as a stock split, or other change in the Company's corporate structure or distribution to shareholders. Participants in the plan have voting rights and rights to receive dividends and other distributions with respect to such shares, but until their vesting, such shares are subject to the plan's provisions on forfeiture and restrictions on disposition. In January 1998, Ms. Kraus and Ms. Worthy each received 450 shares upon election to a three-year term, and 150 shares vested for all non-employee directors upon completion of a year of their respective terms.

     The Company's Non-Employee Director Deferred Compensation Plan permits non-employee directors to defer all or a portion of total fees for all services rendered as a director, including meeting fees, committee chair retainers, quarterly retainers paid in the Company's Common Stock and vested shares of restricted stock awarded pursuant to the Company's Non-Employee Directors' Stock Compensation Plan. A non-employee director may elect to have deferred cash compensation credited to either a cash account or a stock unit account. Amounts credited to a director's cash account will be credited on a monthly basis with interest at an annual rate equal to the rate of return of Yankee Gas Services Company, the Company's principal operating subsidiary, as filed with the Connecticut Department of Public Utility Control. Amounts credited to a director's stock unit account will be credited initially as a dollar amount which shall be converted into stock units on a quarterly basis by dividing the dollar amount by the closing price of the Company's Common Stock on the last day of each quarter. Stock units will be further credited with an amount equal to the dividends payable if the stock represented by the stock units had been outstanding. Quarterly retainers paid in the Company's Common Stock and vested shares of restricted stock deferred by a director pursuant to the Non-Employee Director Deferred Compensation Plan will be automatically allocated to such director's stock unit account. A non-employee director may also elect among various options as to how and when compensation deferred pursuant to the Plan will be paid to the director. The director may elect to commence payment of deferred compensation at a specified future date or after the date on which the participant ceases to be a director for any reason. A director may also elect to receive payment as a single lump sum or over a fixed period of time. Amounts credited to the director's cash account will be paid in cash. Amounts credited to the director's stock unit account will be paid in cash or in shares of the Company's Common Stock, based on the prior election of the director.

CERTAIN TRANSACTIONS

     During fiscal year 1998, the Company engaged the law firm of Dickstein Shapiro Morin & Oshinsky, LLP. During this time, Frederick M. Lowther served as both a partner of that firm and as a director of the Company.


ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee of the Board (the "Committee"), which, during fiscal 1998, consisted of Emery G. Olcott, Eileen S. Kraus and Frederick M. Lowther, is responsible for recommending to the Board the Company's executive compensation policies and the annual compensation of the Company's executive officers and other members of senior management. In connection with these responsibilities, the Committee administers the Company's 1991 and 1996 Long-Term Incentive Compensation Plans, including the grant of stock options, annual incentives and other awards under these plans. The Committee also oversees the Non-Employee Directors' Stock Compensation Plan and the Non-Employee Director Deferred Compensation Plan.

EXECUTIVE COMPENSATION POLICIES

     The Company's executive compensation policies are designed to attract and retain high quality executives critical to the long-term success of the Company, to motivate and reward achievement of performance goals and to align the interest of executive officers with the interest of the Company's other shareholders. Consistent with this philosophy, the Company has established a competitive and appropriate total compensation package for executive officers and other members of senior management consisting primarily of base salary, annual bonuses, long-term performance-based awards and stock options, restricted stock grants and stock appreciation rights pursuant to the Company's 1996 Long-Term Incentive Compensation Plan. Executive officers' salaries are positioned to be consistent with the competitive practice of a peer group (the "Peer Group") of investor-owned gas utilities located throughout the United States with annual revenues and operating characteristics similar to Yankee Gas Services Company.

     The Board of Directors, upon the recommendation of the Committee, underscored the importance of linking executive and shareholder interests by adopting in September 1997 stock ownership guidelines for senior management of the Company. Under the guidelines, the target ownership of the Company's Common Stock is directly related to the officer's corporate position, with the greatest ownership target for the chief executive officer. The target for the chief executive officer is 100 percent of annual base salary. The target for the other officers named in the Summary Compensation Table is 75 percent of annual base salary. Each officer is expected to achieve the ownership target within a period of five years commencing October 1, 1997 for existing officers and within five years for officers who become subject to the stock ownership guidelines. From time to time and at the sole discretion of the Committee, these targets and time frames may be adjusted. Share and share equivalents earned under the Company's compensation plans, including restricted stock awards and share equivalents measured by the unrealized gain portion of in-the-money stock options and benefit plan investments in the Company's Common Stock are included in determining compliance with the ownership targets. The Company's incentive plans are designed so that the total executive compensation package is competitive with the Peer Group. The Board intends to generally ensure that compensation expenses are deductible under Section 162(m) of the Internal Revenue Code.
Section 162(m) generally disallows a tax deduction for public companies for compensation, other than qualifying performance-based compensation, over $1 million paid to certain executive officers.

ELEMENTS OF EXECUTIVE COMPENSATION

     Base Salary. The Company maintains formal salary grades and ranges for its executive officers. Positions are graded based upon responsibility level. Salary ranges at each position are established at the market average of the Peer Group. In 1998, salary increases were determined based on individual performance, the location of the individual's salary in the position's salary range and a competitive increase in the payroll budget.

     Annual Incentive Compensation. Executive officers are eligible to receive an annual performance-based award pursuant to a component of the Company's 1996 Long-Term Incentive Compensation Plan which was added by the Board at the end of fiscal 1997. In prior years, annual incentive compensation was awarded pursuant to a separate annual incentive compensation plan. The purpose of this feature of the 1996 plan is to enhance the Company's customer service, corporate efficiency and financial performance. Each year, the Committee determines the maximum incentive award for each participant, which is generally based on a percentage of the salary range midpoint for the participant. The Committee also establishes corporate and individual performance measures for the chief executive officer and other executive officers based upon strategic priorities for the purpose of determining the percentage of the maximum incentive award a participant is entitled to receive. The Committee may also determine the relative weights to be given to corporate and individual goals. For fiscal 1998, the performance measures were based entirely on individual goals. Awards granted as annual incentive compensation are payable in cash, or at the election of a participant, in shares of the Company's Common Stock. Any shares awarded shall be subject to certain transfer restrictions imposed by the Committee.
Each executive has a threshold,
target and maximum incentive amount expressed as a percentage of the salary range midpoint. In 1998, these amounts were 15 percent, 35 percent and 50 percent, respectively, of the salary midpoint for the chief executive officer, 15 percent, 25 percent and 40 percent, respectively, for the executive vice president and 15 percent, 20 percent and 35 percent, respectively, for the other executive officers. The plan is intended to pay fully competitive annual cash compensation when performance against goals matches the target level. The Committee may adjust the incentive cash award amount by an index or "modifier" determined by the Committee. The modifier is based on the Company's actual profit performance and serves to maintain a correlation between an executive officer's incentive cash award and the returns realized by the Company's shareholders. The index may modify award amounts by as much as 50 percent. In 1998, the incentive cash awards were decreased by 20 percent to reflect the modifier. For fiscal 1998, the Committee awarded an annual incentive of $50,900, $32,200, $31,400, $34,900 and $19,400 for Mr. Gooley, Mr. Sepanski, Mr. Fink,
Ms. Quinn and Mr. Laden, respectively. Mr. Gooley, Mr. Fink and Ms. Quinn elected to receive their awards in cash, and Messrs. Sepanski and Laden elected to receive their awards half in cash and half in shares of the Company's Common Stock.

     At the end of each fiscal year, the Committee reviews a management report on results versus goals and meets with the chief executive officer to evaluate the performance of the other executive officers. The Committee also meets in the absence of the chief executive officer to evaluate his performance. As part of the process, the Committee receives a report from the Committee on Board Affairs on chief executive officer performance which is developed from input received from all non-employee directors. This performance, expressed as a percentage with attainment of all goals rated as 100 percent, is used in the determination of annual cash bonus amounts. The Committee has the authority to modify the mathematical results of applying the terms of the plan when the Committee, exercising sound business judgment, deems it prudent to do so.

     Long-Term Incentive Compensation. Executive officers are also eligible to receive long-term performance-based awards pursuant to a new component of the Company's 1996 Long-Term Incentive Compensation Plan which was added by the Board at the end of fiscal 1997. Long-term performance-based awards granted under this provision are measured in dollar amounts, but are payable in shares of the Company's Common Stock. One half of the shares awarded shall be subject to certain transfer restrictions imposed by the Committee.

     Awards are determined pursuant to a three-year performance cycle. Each subsequent performance cycle will begin two years after the start of the previous cycle. As a result, this component of the 1996 Long-Term Incentive Compensation Plan contemplates the payment of awards every two years. At the start of each performance cycle, the Committee establishes specific performance goals for the chief executive officer and other executive officers and the relative weights of the performance goals. The goals for the performance cycle beginning October 1, 1997 are based on the earnings growth of the Company and the relative performance of the Company's Common Stock as compared to the stock of a peer group of investor-owned gas utilities. The plan provides threshold, target and maximum performance levels for each job level based upon a percentage of the salary range midpoint for that job level. These levels are 25 percent, 50 percent and 100 percent, respectively, for the chief executive officer, 20 percent, 40 percent and 80 percent, respectively, for the executive vice president, 15 percent, 30 percent and 60 percent, respectively, for vice presidents and 10 percent, 20 percent and 40 percent, respectively, for other officers. At the start of each performance cycle, the Committee also establishes the actual performance results necessary to achieve the threshold, target and maximum performance levels. The Committee may, in good faith and in response to unforeseen circumstances or significantly changed conditions, modify performance goals or the formula for applying such goals during a performance cycle. The maximum award payable to an executive for any performance cycle may not exceed $400,000.

     Stock Options, Stock Appreciation Rights and Restricted Stock. Pursuant to the terms of the 1996 Long-Term Incentive Compensation Plan, the Committee has the authority to award to executive officers and other key employees stock options, stock appreciation rights and other shares of restricted stock. The ability to grant a variety of awards enables the Committee to respond to changing strategic, competitive, regulatory, tax and accounting forces in an efficient manner. Over time and through the use of the grant of awards, the Committee intends to achieve the objective of having the executive officers and other senior management become significant shareholders of the Company so that their interests are aligned with the interests of the Company's other shareholders.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The compensation for Branko Terzic, the Company's chief executive officer for fiscal 1998, was determined substantially in accordance with the policies applied to all other executive officers of the Company. Mr. Terzic's base salary in fiscal 1998 of $300,000 was not increased from his 1997 year-end base salary because of Company performance. During fiscal 1998, Mr. Terzic announced his intention to resign from the Company. Mr. Terzic resigned September 29, 1998. The terms of Mr. Terzic's severance arrangements are described in "Change-in-Control and Termination of Employment Agreements" below.

     Following Mr. Terzic's resignation, the Board appointed Charles E. Gooley as President and Chief Executive Officer of the Company and its subsidiaries. Mr. Gooley's base salary was increased to $275,000 and Mr. Gooley was awarded 17,500 shares of restricted stock. Such shares vest ratably over four years on each of the first four anniversary dates of the date of grant. Until vested, such shares are subject to restrictions on transfer and risk of forfeiture.


                            EMERY G. OLCOTT (CHAIR)
                                EILEEN S. KRAUS

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding the compensation paid by the Company and its subsidiaries to the Chief Executive Officer and the next four most highly compensated executive officers of the Company and to a former chief executive officer and one former executive officer during the last fiscal year for services rendered in all capacities to the Company and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                                 Long-Term Compensation
                                                                 ----------------------
                                       Annual Compensation              Awards
                                       -------------------              ------
                                                                                    Securities
                                                                    Restricted     Underlying       All Other
Name and                     Fiscal                                   Stock          Options        Compen-
Principal Position            Year     Salary($)    Bonus($)       Awards($)(1)       (#)         sation($)(2)
------------------            ----     ---------    --------       ------------       ---         ------------
Charles E. Gooley (3)         1998       215,000    50,900                0            6,000           ----
President and Chief           1997       184,384    37,800                0                0          2,400
Executive Officer             1996       170,000    33,300                0            6,400          1,980

James M. Sepanski(4)          1998       169,950    32,200(5)             0            1,800         53,942
Vice President and            1997        41,250         0           70,008                0              0
Chief Financial Officer

J. Kingsley Fink (6)          1998       136,035    31,400           40,517              600         32,685
Vice President-
Operations

Ellen J. Quinn                1998       132,400    34,900                0            2,500           ----
Vice President                1997       115,892    33,000                0                0          2,400
                              1996       100,983    31,500                0            3,800          2,180

Steven P. Laden(7)            1998       133,017    19,400(5)             0            2,500           ----
Vice President                1997       128,750    32,800                0                0         41,865
                              1996        27,060         0                0                0         33,417

Branko Terzic (8)             1998       300,000         0                0            7,900        629,130
Former Chairman,              1997       285,625    32,850                0                0              0
President and Chief           1996       268,125    81,000                0           12,600              0
Executive Officer

Michael E. Bielonko(9)        1998       145,220         0                0            1,800        183,700
Former President of           1997       148,200     7,500                0                0          1,147
Yankee Energy                 1996       139,725    31,900                0            5,300          1,980
Services Company

_______________

(1) The amounts shown represent the value of the restricted stock award, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded. Restricted stock holdings as of September 30, 1998, and their value on such date, based on an equivalent number of unrestricted shares were: Mr. Sepanski, 2,625 shares ($68,742); and Mr. Fink, 1,540 shares ($40,329).
(2) All other compensation includes the Company's matching contributions under the Company's 401(k) Plan. It also includes the following: (i) Mr. Sepanski received payment for relocation expenses of $53,942 in 1998; (ii) Mr. Fink received payment for relocation expenses of $32,685 in 1998; (iii) Mr. Laden received a signing bonus of $33,417 in 1996, and received payment for relocation expenses of $39,465 in 1997; (iv) Mr. Terzic received severance payments accrued by the Company in the pre-tax amount of $629,130, which consist of severance and other payments and benefits pursuant to Mr. Terzic's separation agreement; and (v) Mr. Bielonko received severance payments accrued by the Company in the pre-tax amount of $183,700, which consist of severance and other payments and benefits pursuant to Mr. Bielonko's severance agreement. See "Change-in-Control and Termination of Employment Agreements" below.
(3) Mr. Gooley was appointed President and Chief Executive Officer of the Company on September 29, 1998. Mr. Gooley was previously appointed President of Yankee Gas Services Company in May 1997 and served as Executive Vice President of the Company from July 1994 to September 1998.
(4) Mr. Sepanski became Vice President and Chief Financial Officer of the Company in July 1997.
(5) Pursuant to an election of the executive officer, 50 percent of such bonus was paid in cash and 50 percent was paid in the Company's Common Stock.
     The number of shares awarded was determined by dividing 50 percent of the award by $26.1875, which was the fair market value of the Common Stock on September 30, 1998.
(6) Mr. Fink became Vice President - Operations of Yankee Gas Services Company on September 29, 1997.
(7)  Mr. Laden became Vice President of the Company in July 1996.
(8) Mr. Terzic resigned as Chairman, President and Chief Executive Officer of the Company effective September 29, 1998.
(9) Mr. Bielonko resigned as President of Yankee Energy Services Company effective September 1, 1998.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding stock options granted under the Company's 1996 Long-Term Incentive Compensation Plan to the individuals named in the Summary Compensation Table during the fiscal year ended September 30, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                Potential
                                               Individual Grants                          Realizable Value at
                        -------------------------------------------------------------
                        Number of         % of Total                                          Assumed Annual
                        Securities          Options                                           Rates of Stock
                        Underlying        Granted to       Exercise                         Price Appreciation
                         Options         Employees in       Price        Expiration        for Option Term (2)
                                                                                           -------------------
 Name                  Granted(#)(1)     Fiscal Year       ($/sh)          Date              5%($)      10%($)
-----                  ------------      -----------       ------          ----              ----       -----
Charles E. Gooley             4,500          10.5          $   23.72     10/27/07          67,140     170,055
                              1,500           3.5          $   23.13     05/26/08          21,855      55,320
James M. Sepanski             1,100           2.5          $   23.72     10/27/07          16,412      41,569
                                700           1.6          $   23.13     05/26/08          10,199      25,816
J. Kingsley Fink                600           1.4          $   23.13     05/26/08           8,742      22,128

Ellen J. Quinn                1,900           4.4          $   23.72     10/27/07          28,348      71,801
                                600           1.4          $   23.13     05/26/08           8,742      22,128
Steven P. Laden               1,900           4.4          $   23.72     10/27/07          28,348      71,801
                                600           1.4          $   23.13     05/26/08           8,742      22,128
Branko Terzic                 5,000          11.6          $   23.72     10/27/07          74,600     188,950
                              2,900           6.7          $   23.13     05/26/08          42,253     106,925
Michael E. Bielonko           1,000           2.3          $   23.72     10/27/07          14,920      37,790
                                700           1.6          $   23.13     05/26/08          10,199      25,816


______________________
(1) Options granted vest ratably over five years on each of the first five anniversary dates of the grant date, except that all options held by Mr. Terzic are currently exercisable.
(2) The dollar amounts under these columns are the result of calculations assuming 5 percent and 10 percent growth rates as set by the Securities and Exchange Commission and, therefore, are not intended to forecast future price appreciation, if any, of the Company's Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth certain information with respect to the individuals named in the Summary Compensation Table regarding options held as of September 30, 1998.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF                VALUE OF
                                                                SECURITIES             UNEXERCISED
                                                                UNDERLYING            IN-THE-MONEY
                                                                UNEXERCISED             OPTIONS
                                                                OPTIONS AT             AT FISCAL
                                   SHARES        VALUE       FISCAL YEAR END (#)     YEAR-END ($)(1)
                                 ACQUIRED ON    REALIZED        EXERCISABLE/          EXERCISABLE/
NAME                             EXERCISE (#)      ($)          UNEXERCISABLE         UNEXERCISABLE
----                             ------------   --------        -------------         -------------
Charles E. Gooley                        0            0          8560/11340          33,739/32,117
James M. Sepanski                        0            0              0/1800                0/4,855
J. Kingsley Fink                         0            0              0/ 600                0/1,835
Ellen J. Quinn                           0            0           3040/5160          10,724/13,949
Steven P. Laden                          0            0              0/2500                0/6,523
Branko Terzic                            0            0             30500/0              100,798/0
Michael E. Bielonko(2)               4,800      111,813           2120/6080           5,295/18,019

_______________
(1) Based on the fair market value of the Company's Common Stock as of September 30, 1998 ($26.1875), less the exercise price of the options.
(2)   All of Mr. Bielonko's remaining options expired on October 1, 1998.


LONG-TERM INCENTIVE COMPENSATION AWARDS

     In October 1997, the Committee made long-term incentive compensation awards to certain key employees of the Company, including the individuals named in the Summary Compensation Table. The awards are contingent upon the Company achieving certain performance goals described below. The awards are measured in dollar amounts, but, to the extent that the performance goals are achieved, will be paid in shares of Common Stock pursuant to the long-term incentive award provisions of the 1996 Long-Term Incentive Compensation Plan. One half of any shares awarded will be subject to certain transfer restrictions imposed by the Committee. The number of shares to be issued shall be based on the closing price of the Common Stock on the last day of the three-year performance period. Under the terms of the awards, there are two equally weighted performance goals measured over the fiscal 1998-2000 three-year period: (i) the relative stock performance of the Company's Common Stock compared with the stock of a group of peer natural gas distribution companies; and (ii) annualized earnings growth. However, if certain minimum performance measurements are not achieved in either category, no awards will be granted regardless of performance achieved in the other category. The Committee established threshold, target and maximum performance results to be achieved in connection with the awards. Under the 1996 Long-Term Incentive Compensation Plan, the award levels for each job level is based upon a percentage of the salary range midpoint for that job level. For fiscal 1998, these levels are 20 percent, 40 percent and 80 percent for Mr. Gooley and 15 percent, 30 percent and 60 percent for the other current executive officers named in the Summary Compensation Table. In particular, the threshold, target and maximum performance awards are: $45,320, $90,640, and $181,280 for Mr. Gooley; $20,685,
$41,370, and $82,740 for Mr. Sepanski; $17,835, $35,670, and $71,340 for Mr.
Fink; $20,685, $41,370, and $82,740 for Ms. Quinn; and $17,835, $35,670 and
$71,340 for Mr. Laden. The Committee may, in good faith and in response to unforeseen circumstances or significantly changed conditions, modify performance goals or the formula for applying such goals during the performance cycle.

CHANGE-IN-CONTROL AND TERMINATION OF EMPLOYMENT AGREEMENTS

     The Company has entered into Change in Control Executive Severance Agreements with each of Messrs. Gooley, Sepanski, Fink, Laden and Ms. Quinn. The intent of the agreements is to assure continuity in the management of the operations of the Company in the event of a "change in control." A change in control is defined as occurring when (i) any person becomes the beneficial owner, directly or indirectly, of 25 percent or more of the Company's Common Stock, (ii) there is a change in the majority of the Board during a 25-month period, (iii) a consolidation or merger of the Company is consummated in which the Company is not the continuing or surviving corporation or pursuant to which the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock have the same proportionate ownership of Common Stock of the surviving corporation, (iv) the consummation of any sale, lease, exchange or other transfer of a majority of the Company's assets, (v) the Company's shareholders approve any plan or proposal for the liquidation or dissolution of the Company, or (vi) the Board determines that a change in control has occurred. These agreements provide that in the event that the executive officer's employment is terminated within two years of a change in control either by (i) the Company for reasons other than for disability, death or cause, or (ii) the executive officer due to (a) material diminution in status, position, duties or responsibilities, (b) a reduction in total compensation, or (c) assignment to a location more than 50 miles from the executive officer's current place of employment, the executive officer is entitled to a severance payment. The amount payable upon the occurrence of any of the foregoing events is two times the sum of the executive officer's annual base salary at the date of the change in control plus the average annual incentive compensation paid to the executive officer in the two fiscal years prior to the fiscal year in which the change in control occurs. In addition, the executive officer shall be entitled to participate in all benefit plans in which such officer participated in prior to the termination, and if the executive officer is age 55 or older on the date of termination of employment, such officer shall be entitled to receive service credit under the Company's pension plans until his or her normal retirement date. The agreements will be automatically renewed on each successive January 1, unless not later than December 1 of the preceding year, one of the parties notifies the other that he or she does not wish to extend the agreement, except that the agreement shall be automatically extended for 24 months after any change in control.

     In September 1998, the Company entered into a Separation Agreement and General Release (the "Separation Agreement") with Mr. Terzic in connection with Mr. Terzic's resignation from the Company. The Separation Agreement requires Mr. Terzic to maintain the confidentiality of Company information. Furthermore, Mr. Terzic released the Company and related parties from any claim arising out of Mr. Terzic's employment with the Company. The Separation Agreement provided for the Company
(i) to pay Mr. Terzic a lump-sum severance payment of $600,000, which was twice Mr. Terzic's base salary, (ii) to pay Mr. Terzic approximately $18,000 for unused vacation days, (iii) to provide Mr. Terzic with continued medical insurance coverage until no later than March 31, 1999 and (iv) to provide Mr. Terzic with outplacement services for a six-month period. In addition, pursuant to the Separation Agreement, the Company agreed to immediately vest all of Mr. Terzic's unvested stock options and allow such options to be exercised until September 29, 1999, to immediately vest all shares of restricted stock and to deem Mr. Terzic to be fully vested, as of December 31, 1998, in ten years of service under the Company's retirement plans.

     Also in September 1998, the Company entered into a Severance Agreement and Release (the "Severance Agreement") with Mr. Bielonko in connection with Mr. Bielonko's separation from the Company. The Severance Agreement requires Mr. Bielonko to maintain the confidentiality of Company information and not to compete with the Company in the HVAC service business for a one-year period in Connecticut and Massachusetts. In addition, Mr. Bielonko released the Company and related parties from any claim arising out of Mr. Bielonko's employment with the Company. The Severance Agreement provided for the Company (i) to pay Mr. Bielonko a severance payment of $150,700, which was Mr. Bielonko's annual salary, (ii) to pay Mr. Bielonko a total of $33,000 in additional payments, which includes payment for an outplacement program for a maximum of twelve months, and (iii) to permit Mr. Bielonko to exercise his vested stock options until October 1, 1998.

RETIREMENT PLANS

     The following table sets forth the annual pension benefits payable upon normal retirement at age 65, pursuant to the Yankee Energy System, Inc. Retirement Plan (the "Retirement Plan", described below) and the Company's Excess Benefit Plan (the "Excess Benefit Plan", described below), based upon the average annual earnings and years of service indicated.

AVERAGE ANNUAL
EARNINGS FOR THE HIGHEST
CONSECUTIVE 60 MONTHS OF                      YEARS OF SERVICE
LAST 120 MONTHS PRIOR       ---------------------------------------------------------
TO NORMAL RETIREMENT
------------------------

                               15       20        25        30        35        40
                            -------  --------  --------  --------  --------  --------
     $ 75,000               $15,708  $ 20,944  $ 26,180  $ 31,415  $ 36,651  $ 38,526
      125,000                26,958    35,944    44,930    53,915    62,901    66,026
      175,000                38,208    50,944    63,680    76,415    89,151    93,526
      225,000                49,458    65,944    82,430    98,915   115,401   121,026
      275,000                60,708    80,944   101,180   121,415   141,651   148,526
      325,000                71,958    95,944   119,830   143,915   167,901   176,026
      375,000                83,208   110,944   138,880   166,415   194,151   203,526

     Pursuant to provisions of the Internal Revenue Code, compensation earned that is used in calculating retirement benefits under the Retirement Plan is limited to a maximum of $160,000. This affects the benefit calculation for certain individuals and effectively reduces their benefits under the Retirement Plan. The Company's Excess Benefit Plan provides benefits not payable under the Retirement Plan due to the $160,000 limitation. The maximum annual benefit that can be paid in 1998 to a participant from a tax qualified benefit plan is $130,000.

     All employees of the Company, including the five current executive officers named in the Summary Compensation Table, are entitled to participate in the Retirement Plan, which is a non-contributory, defined benefit retirement plan. Retirement benefits are based on years of credited service and the employee's average annual earnings, which is the average of an employee's five highest years of earnings during the last ten years of employment. The benefits presented are based on straight life annuity and do not take into account any reduction for joint and survivorship annuity payments. The Retirement Plan provides for several optional forms of benefit payments, including a straight life annuity option, a contingent annuitant option, a ten-year certain and life option and a level income option. Retirement benefits under the Retirement Plan are not reduced by the employee's Social Security benefits. Contributions, which are actuarially determined, are made to the Retirement Plan by the Company for the benefit of all employees covered by the Retirement Plan. The Retirement Plan provides for continued benefit accruals for employees who work beyond age 65.

     As of September 30, 1998, the years of credited service under the Retirement Plan for Messrs. Gooley, Sepanski, Fink and Laden and Ms. Quinn were 17, 1, 1, 4, and 16, respectively. The years of credited service for certain of the executive officers named above include prior service under the Northeast Utilities Service Company Retirement Plan. Mr. Laden received two years of credited service for every one year of service completed pursuant to an agreement with the Company. In addition, the years of credited service under the Retirement Plan for Messrs. Terzic and Bielonko are 10 and 21, respectively. Under federal law, an employee's benefits under a qualified pension plan, such as the Retirement Plan, are limited to certain amounts. The Company has adopted the Excess Benefit Plan in which all of the current executive officers named in the Summary Compensation Table participate. The Excess Benefit Plan supplements the benefits of a participant in the Retirement Plan in an amount by which such participant's benefits under the Retirement Plan are limited by law. The Excess Benefit Plan also provides for the payment of additional retirement benefits in the same manner as under the Retirement Plan on remuneration paid under certain management incentive plans. The Excess Benefit Plan is an unfunded plan that is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code.

CORPORATE PERFORMANCE GRAPH

     The following graph and table compare the total shareholder returns over the last five fiscal years to the Standard & Poor's 500 Stock Index ("S&P 500"), Standard & Poor's Utility Index ("S&P Utility") and a "Peer Group" consisting of natural gas distribution companies comparable to Yankee Energy. The Peer Group is composed of Bay State Gas Company, Colonial Gas Company, Connecticut Energy Corporation, CTG Resources, Inc., New Jersey Resources Corporation, North Carolina Natural Gas Corporation, Providence Energy Corporation, Public Service Company of North Carolina, and South Jersey Industries, Inc. Total return values for the S&P 500, S&P Utility, Peer Group and Yankee Energy were calculated based on cumulative total return values assuming the reinvestment of dividends. The shareholder returns shown on the graph below are not necessarily indicative of future performance.

Insert Graph

TOTAL SHAREHOLDER RETURNS

          Fiscal       Yankee     Peer   S&P  S&P
           Year        Energy     Group  500  Utility
          ------       ------     -----  ---  -------

           1993          100       100   100    100
           1994           85        84   104     87
           1995           90        93   135    111
           1996          102       109   162    119
           1997          111       127   227    136
           1998          130       151   248    177

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The firm of Arthur Andersen LLP served as independent auditors for the Company for the fiscal year ended September 30, 1998. Pursuant to the recommendation of the Audit Committee, the Board has appointed that firm to continue in that capacity for the fiscal year 1999, and recommends that a resolution be presented to shareholders at the 1999 Annual Meeting to ratify their appointment.

    In the event the shareholders fail to ratify the appointment of Arthur Andersen LLP, the Board will appoint other independent public accountants as auditors. Representatives of Arthur Andersen LLP will attend the 1999 Annual Meeting. They will have the opportunity to make a statement and respond to appropriate questions from shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL


OTHER MATTERS

     The Board does not know of any matters that will be presented for action at the 1999 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not currently known to management should come before the 1999 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

COST OF SOLICITATION

     The cost of soliciting proxies will be paid by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person, by telephone or telegram. The Company has retained Chase Mellon Shareholder Services to assist in the solicitation and sending of proxy material. The Company will pay approximately $5,500 for these services.

SHAREHOLDER PROPOSALS FOR 2000

     Shareholder proposals submitted for inclusion in next year's proxy materials must be received by the Company no later than August 20, 1999. Shareholder proposals submitted to be considered at the 2000 Annual Meeting without inclusion in next year's proxy materials must be received by the Company no later than November 3, 1999. If the Company is not notified of a shareholder proposal by November 3, 1999, then proxies held by management of the Company may provide the discretion to vote against such shareholder proposal, even though such proposal is not discussed in the Proxy Statement. Proposals should be addressed to Mary J. Healey, Vice President, General Counsel and Secretary, Yankee Energy System, Inc., 599 Research Parkway, Meriden, CT 06450-1030. Shareholders holding at least five percent of the voting power of the issued and outstanding Common Stock of the Company may nominate candidates for election to the Board if a written notice setting forth (i) the name, age, business address and residence address of each person to be nominated, (ii) the principal occupation or employment of each such person, (iii) the number of shares of capital stock of the Company which are beneficially owned by each such person,
(iv) a statement that each such person is willing to be nominated and (v) such other information concerning each such person as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of such person as a director is submitted and received by the Secretary of the Company not less than 90 days prior to a meeting of shareholders called for election of directors.

             PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

                              [MAP APPEARS HERE]

DIRECTIONS TO ANNUAL MEETING

FROM HARTFORD: Take I-91 South to exit 17 or Rte. 15 to exit 67W (East Main Street exit). At the end of the exit, take a left onto East Main Street. At the second light take a right onto Pomeroy Avenue. Ramada Plaza Hotel will be on the right.

FROM NEW HAVEN: Take I-91 North to exit 16 or Rte. 15 to exit 67. At the end of the exit take a right onto East Main Street. At the first light take a right onto Pomeroy Avenue. Ramada Plaza Hotel will be on the right.

FROM WATERBURY: Take I-84 East to exit 27 onto I-691 east bound. Follow to exit 10, I-91 Rte. 15 South. Get off at first exit, which is exit 67W (East Main Street exit). At the end of the exit take a left onto East Main Street. At the second light take a right onto Pomeroy Avenue. Ramada Plaza Hotel is on the right.

FROM MIDDLETOWN: Take Rte. 66 exit 13, which will put you on East Main Street. At the second light take a left onto Research Parkway. Follow to stop sign, go straight through. Ramada Plaza Hotel will be on the right.

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PROXY                      YANKEE ENERGY SYSTEM, INC.                      PROXY

           Proxy for Annual Meeting of Shareholders January 29, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Emery G. Oicott and Eileen S. Kraus or any of them, each with full power of substitution, proxies of the undersigned, to act for and to vote, as and to the extent specified, all shares of common stock of Yankee Energy System, Inc. held by the undersigned at the Annual Meeting to be held on January 29, 1999 and any adjournment thereof upon the matters set forth hereon and upon such other business that may properly come before the meeting or any adjournment thereof.

THIS PROXY FORM, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS AND TO THE EXTENT SPECIFIED BY THE UNDERSIGNED. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                          (continued on reverse side)


________________________________________________________________________________
                            FOLD AND DETACH HERE



                            YOUR VOTE IS IMPORTANT!

                      YOU CAN VOTE IN ONE OF THREE WAYS:

1. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                      or
                                      --

2. Call toll free 1-800-435-6710 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                      or
                                      --

3.   Vote by Internet at our Internet Address: HTPP//WWW.EPROXY.COM/YES/

                                  PLEASE VOTE


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

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
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 & 2.     Please mark
                                                                  your vote as
                                                                  indicated in [X]
                                                                  this example

1. Election of Directors: (01) SANFORD CLOUD, JR AND (02) JOHN J. RANDO


      FOR all nominees              WITHOLD                 To vote for all nominees, mark "FOR" box. To withhold authority to vote
       listed above                 AUTHORITY               for any individual nominees, cross out that nominees's name.
     (except as marked to        to vote for all
       the contrary)             nominees listed above

          [_]                           [_]                                                      I plan to attend the meeting  [_]

2. Ratification of Arthur Andersen LLP as independent auditors of Yankee Energy System, Inc. for the fiscal year ended
   September 30, 1999.

      FOR         AGAINST         ABSTAIN                           If you receive more than one copy of the annual report
      [_]           [_]             [_]                             and do not wish to in the future, please check this box,   [_]

                                                                    The undersigned hereby also acknowledge(s) receipt of notice of said meeting and the related proxy statement.

                                                                    Dated:_______________________________________, 1999

                                                                    Signed:_______________________________________

                                                                    Signed:_______________________________________

                                                                    Please sign this Proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, or guardian, please give full title as such. If a corporation, please sign in full coporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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                             FOLD AND DETACH HERE

               ----------------------------------------------
                        VOTE BY TELEPHONE OR INTERNET

                       QUICK * * * EASY * * * IMMEDIATE
               ----------------------------------------------

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:   CALL TOLL FREE ON A TOUCH-TONE TELEPHONE 1-800-435-6710
                 ANYTIME.
                 THERE IS NO CHARGE FOR THIS CALL.
                 You will be asked to enter the 11-digit Control Number located in the box in the lower right of this form.

-------------------------------------------------------------------------------
OPTION A:       To vote as the Board of Directors recommends on ALL items, press 1
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
OPTION B:       If you choose to vote on each item separately, press 0. You will hear these instructions:
-------------------------------------------------------------------------------

                 Item 1 - To vote FOR ALL nominees, press 1: to WITHHOLD FOR All nominees, press 9
                 To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

                 Item 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                 When asked, you must confirm your vote by pressing 1.

VOTE BY
INTERNET:        THE WEB ADDRESS IS HTPP//WWW.EPROXY.COM/YES/


                             THANK YOU FOR VOTING

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